                                    EXHIBIT 2

              INSTRUMENT OF ACCESSION TO THE SHAREHOLDERS AGREEMENT
                                 OF VALEPAR S.A.

                  Mitsui & Co., Ltd. ("Mitsui"), a company organized under the laws of Japan, with headquarters in 2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan,

WHEREAS, Mitsui has entered into a certain Stock Purchase Agreement (the "Agreement"), dated as of March 31, 2003, with Bradespar S.A. ("Bradespar"), Millennium Security Holdings Corp. ("Millennium") and Babie Participacoes S.A. ("Babie"), pursuant to which the parties thereto have agreed to sell to Mitsui 19,607,357 ordinary shares (the "Mitsui Valepar Shares") issued by Valepar S.A. ("Valepar");

WHEREAS, Bradespar, Millennium and Babie assigned their rights to sell the Mitsui Valepar Shares to Bradesplan S.A.;

WHEREAS, pursuant to the right of first refusal provisions contemplated under the Shareholders Agreement of Valepar, entered into on April 24, 1997 (as amended from time to time, the "Valepar Shareholders Agreement"), Bradesplan offered the Mitsui Valepar Shares to the other shareholders of Valepar;

WHEREAS, the other shareholders of Valepar parties to the Valepar Shareholders Agreement have not exercised their right of first refusal, provided for in Clause III of the Valepar Shareholders Agreement, for the acquisition of the Mitsui Valepar Shares;

WHEREAS, on September 2, 2003, subsequent to the satisfaction of all the conditions to the closing provided for in the Agreement, including those regarding the right of first refusal, Mitsui has purchased 19,607,357 ordinary shares issued by Valepar;

HEREBY, pursuant to the terms and conditions set forth in Clause 3.8 of the Valepar Shareholders Agreement, unconditionally, irreversibly and irrevocably adheres and accedes, for all legal purposes, to the Valepar Shareholders Agreement and amendments and modifications resulting from the various amendment and adhesion instruments executed until the present date, pursuant to the terms and conditions set forth thereunder.

                                        Rio de Janeiro, September 2, 2003

                                        MITSUI & CO., LTD.




                                        By:   __________________________________
                                              Name:   Katsuto Momii
                                              Title:  Executive Director, Senior
                                                      Executive Managing Officer